                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement      Confidential, For Use of the Commission
                                     Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               THE VIALINK COMPANY

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(Name of Registrant as Specified in Its Charter)



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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)  Title of each class of securities to which transaction applies:



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         (2)  Aggregate number of securities to which transaction applies:



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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



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         (4)  Proposed maximum aggregate value of transaction:



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         (5)  Total fee paid:



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         [ ] Fee paid previously with preliminary materials:



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         [ ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)  Amount previously paid:



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         (2)  Form, Schedule or Registration Statement no.:



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         (3)  Filing Party:



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         (4)  Date Filed:

                              THE VIALINK COMPANY
                               13800 BENSON ROAD
                             EDMOND, OKLAHOMA 73013

            , 2000

Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of The viaLink Company, which will be held at the Doubletree Hotel, Lincoln Center, 5410 LBJ Freeway, Dallas, Texas 75240, on Monday, June 5, 2000 at 2:00 p.m. (Central Daylight Savings Time).

     Details of the business to be conducted at the 2000 Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     After careful consideration, the Company's Board of Directors has unanimously approved the proposals set forth in the Proxy Statement and recommends that you vote in favor of each such proposal and for each of the directors nominated for election to the Company's Board of Directors.

     In order for us to have an efficient meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you are able to attend the annual meeting and wish to change your proxy vote, you may do so simply by voting in person at the annual meeting.

     We look forward to seeing you at the meeting.

                                            Sincerely,

                                                     LEWIS B. KILBOURNE
                                                Chief Executive Officer and
                                             Chairman of the Board of Directors

                             YOUR VOTE IS IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                              THE VIALINK COMPANY
                               13800 BENSON ROAD
                             EDMOND, OKLAHOMA 73013

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 5, 2000

To the Stockholders of the viaLink Company:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The viaLink Company, a Delaware corporation (the "Company"), will be held on Monday, June 5, 2000, at 2:00 p.m. (Central Daylight Savings Time) at the Doubletree Hotel, Lincoln Center, 5410 LBJ Freeway, Dallas, Texas 75240, for the following purposes, as more fully described in the Proxy Statement accompanying this
Notice:

          1. To elect two (2) Class I directors to the Company's Board of Directors to serve three-year terms each ending in the year 2003 or until their respective successors are duly elected and qualified;

          2. To approve an amendment to the Company's certificate of incorporation to increase the number of shares of Common Stock authorized for issuance thereunder by an additional 100,000,000 shares to a total of 150,000,000 shares of Common Stock;

          3. To approve an amendment to the Company's 1999 Stock Option/Stock Issuance Plan (the "1999 Plan") to increase the number of shares of Common Stock authorized for issuance over the term of the 1999 Plan by an additional 5,371,184 shares to 20,000,000 and to increase the number of shares by which the share reserve under the 1999 Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2001 from one percent (1%) of the shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year (subject to a maximum annual increase of 200,000 shares) to five percent (5%) of the total number of such outstanding shares, subject to a maximum annual increase of 500,000 shares.

          4. To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

          5. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on April 15, 2000 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. The prompt return of your proxy card will assist us in preparing for the meeting. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the meeting. If you attend the meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                                     LEWIS B. KILBOURNE
                                                Chief Executive Officer and
                                             Chairman of the Board of Directors

Dallas, Texas
       , 2000

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, AND RETURN IT IN THE ENCLOSED ENVELOPE

                              THE VIALINK COMPANY
                               13800 BENSON ROAD
                             EDMOND, OKLAHOMA 73013

                             ---------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 5, 2000

                             ---------------------

GENERAL

     These proxy solicitation materials (the "Proxy Statement") and the enclosed proxy card (the "Proxy") are being mailed in connection with the solicitation of proxies by the Board of Directors of The viaLink Company, a Delaware corporation (the "Company"), for the 2000 Annual Meeting of Stockholders to be held on Monday, June 5, 2000 at 2:00 p.m., Central Daylight Savings Time, and at any adjournment or postponement thereof (the "Annual Meeting"), at the Doubletree Hotel, Lincoln Center, 5410 LBJ Freeway, Dallas, Texas 75240. This Proxy
Statement was first mailed on or about             , 2000, to all stockholders
entitled to vote at the Annual Meeting.

     The Company's annual report to stockholders for the fiscal year ended December 31, 1999 (the "Annual Report") has been mailed concurrently with the mailing of the notice of the Annual Meeting and this Proxy Statement to all stockholders entitled to notice of, and to vote at, the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

VOTING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders (the "Notice of Annual Meeting"). Each proposal is described in more detail in this Proxy Statement. On April 15, 2000, the record date for determination of stockholders entitled to notice of and to vote at the Annual
Meeting (the "Record Date"),      shares of the Company's Common Stock, par
value $0.001 per share, were issued and outstanding, and no shares of the Company's preferred stock, par value $0.001 per share, were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on the Record Date. Stockholders may not cumulate votes in the election of directors.

     As of the Record Date, directors and officers of the Company may be deemed
to be beneficial owners of an aggregate of      shares of Common Stock (not
including shares of Common Stock issuable upon exercise of outstanding options
and warrants), constituting approximately   % of the shares of Common Stock
outstanding and entitled to vote at the Annual Meeting. These directors and executive officers have indicated to the Company that each person intends to vote or direct the vote of all shares of Common Stock held or owned by them, or over which they have voting control, in favor of all of the proposals described herein. Nonetheless, the approval of the proposals is not assured. See "Principal Stockholders."

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

     The following outlines the vote required to approve each proposal set forth in this Proxy Statement:

     - Proposal One, to elect two Class I directors, requires approval by a plurality of the shares of Common Stock present in person or by Proxy at the Annual Meeting for each director.

     - Proposal Two, to amend the Company's Certificate of Incorporation requires approval by at least a majority of the shares of Common Stock outstanding as of the Record Date.

     - Proposal Three, to amend the Company's 1999 Stock Option/Stock Issuance Plan requires approval by at least a majority of shares of Common Stock present in person or by Proxy at the Annual Meeting.

     - Proposal Four, to ratify the Company's independent auditors requires approval by at least a majority of the shares of Common Stock present in person or by Proxy at the Annual Meeting.

     The Board of Directors recommends a vote "FOR" each proposal.

PROXIES

     Any stockholder executing a proxy pursuant to this solicitation may revoke it at any time prior to its exercise by delivering written notice of such revocation to the Secretary of the Company before the Annual Meeting or by properly executing and delivering a proxy bearing a later date. Proxies may also be revoked by any stockholder present at the Annual Meeting who elects to vote his, her or its shares in person.

     If a choice as to the matters coming before the Annual Meeting has been specified by a stockholder on the proxy, the shares will be voted accordingly.

     If no choice is specified on the return proxy, the shares will be voted FOR the election of each of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposals 2, 3 and 4 described in the accompanying Notice and Proxy Statement.

SOLICITATION

     The cost of soliciting proxies will be paid entirely by the Company and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation materials as well as the expense of preparing, assembling, photocopying and mailing this Proxy Statement. Solicitation will be made primarily through the use of the mail; however, regular employees of the Company may, without additional remuneration, solicit proxies personally by telephone or telegram or other means. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received no
later than           , in order that they may be included in the proxy statement and form of proxy relating to the 2001 Annual Meeting. In addition, the proxy solicited by the Board of Directors for the 2001 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than
            , 2001.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

GENERAL

     The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors and designated Class I, Class II and Class III. The Company currently has the following five directors serving on its Board: Robert
N. Baker, Warren D. Jones, Lewis B. Kilbourne, Ph.D., Sue A. Hale and Jimmy M. Wright. The term of office of the Class I directors (Lewis B. Kilbourne and Sue
A. Hale) expires at this Annual Meeting, the term of office of the Class II directors (Warren D. Jones and Robert N. Baker) expires at the 2001 Annual Meeting of stockholders, and the term of office of the Class III director (Jimmy
M. Wright) expires at the 2002 Annual Meeting of stockholders, or in each case until their successors have been elected and qualified. Directors to replace those of a class whose term expires at a given annual meeting of stockholders shall be elected to hold office until the third succeeding annual meeting of stockholders or until their respective successors have been elected and qualified.

NOMINEES FOR CLASS I DIRECTOR WITH TERM ENDING UPON THE 2003 ANNUAL MEETING OF STOCKHOLDERS

     The nominees for director have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominee named below.

     Two Class I directors are to be elected at the Annual Meeting to hold office until the 2003 Annual Meeting, or until their respective successors are duly elected and qualified. Each nominee receiving the affirmative vote of a plurality of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors shall be elected to the Board of Directors.

                                CLASS I NOMINEES

NAME                                                       DIRECTOR SINCE   AGE       POSITION
----                                                       --------------   ---   -----------------
Lewis B. Kilbourne.......................................       1997        53    Director (Class I)
Sue A. Hale..............................................       1999        55    Director (Class I)

     Lewis B. "Bucky" Kilbourne, Ph.D. has served as a director of the Company since December 1997 and was elected as the Chief Executive Officer on October 1, 1998. Dr. Kilbourne also currently serves as Chairman of the Board. Dr. Kilbourne has more than 20 years of financial experience in the retail, food service and banking business. Prior to joining the Company, Dr. Kilbourne was a Professor of Finance and Economics at Oklahoma City University. Dr. Kilbourne also served as President of Kilbourne and Associates, Inc., a management consulting firm located in Oklahoma City. From January 1994 to May 1997, Dr. Kilbourne served as Chief Financial Officer of Sonic Corporation, a national restaurant chain based in Oklahoma City. He has also held executive financial positions with Popeye's, Church's Fried Chicken, Brock Hotels, Showbiz Pizza and National Convenience Stores. Dr. Kilbourne has a B.A. in political science and economics from Louisiana State University and a M.A. and Ph.D., both in economics, from the University of Pennsylvania.

     Sue A. Hale has served as a director of the Company and as the chairwoman of the compensation committee and a member of the audit committee of the Board of Directors since March 1999. Ms. Hale is currently the Executive Editor of the Daily Oklahoman, the largest daily paper in Oklahoma. From January 1996 to January 2000, Ms. Hale served as the General Manager of Connect Oklahoma, a statewide news and information Internet company. Ms. Hale received a B.A. in English and music from Southwestern College.

CONTINUING CLASS II DIRECTORS FOR TERM ENDING UPON THE 2001 ANNUAL MEETING OF STOCKHOLDERS

     Robert N. Baker is one of the Company's co-founders and has served as a director since the Company's formation in 1985 and was a Vice President until October 1998. Mr. Baker has served as the President and Chief Operating Officer of the Company since October 1998 and is responsible for the Company's technology development and services. Mr. Baker has over 20 years of experience in management, technical support and systems development within the retail industry. He received his B.S. in mathematics from Oklahoma Christian University of Science and Arts.

     Warren D. Jones has served as a director of the Company and the chairman of the audit committee and a member of the compensation committee of the Board of Directors since December 1999. Mr. Jones is currently retired. Prior to his retirement, Mr. Jones spent 31 years at PricewaterhouseCoopers LLP where he served as managing partner in New Orleans and Pittsburgh, and most recently was responsible for risk management and compliance for the firm's Southwest region technology, telecommunications and entertainment clients. Mr. Jones received his B.S. in industrial and labor relations from Cornell University and an M.B.A. from Syracuse University.

CONTINUING CLASS III DIRECTORS FOR TERM ENDING UPON THE 2002 ANNUAL MEETING OF STOCKHOLDERS

     Jimmy M. Wright has served as a director of the Company and as a member of the compensation and audit committees of the Board of Directors since February 1998. Mr. Wright is currently the Managing Partner with Diversified Retail Solutions, L.L.C., a supply chain consulting business, where he has served since February 1998. From July 1998 to September 1999, Mr. Wright served as the Chief Logistics Officer of Amazon.com, a publicly-traded Web-based retailer. In January 1998, Mr. Wright retired as Vice President of Distribution for Wal-Mart Stores, Inc. During his 13 year tenure at Wal-Mart, he was involved in all facets of strategic planning, including supply chain management, personnel, site selection and building design. Mr. Wright received his B.B.A. in management from The University of Texas, Permian Basin.

BOARD COMMITTEES AND MEETINGS

  Meetings

     The Board of Directors met ten times and acted two times by unanimous written consent in 1999. The Board of Directors has a Compensation Committee and an Audit Committee, but does not have a standing Nominating Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors in which such director served during 1999.

  Compensation Committee

     The Company has a standing Compensation Committee which is currently composed of Ms. Hale (chair), Mr. Wright and Mr. Jones. The Compensation Committee met three times in 1999. The Compensation Committee reviews and makes recommendations to the Board concerning salaries and incentive compensation for the Company's officers and employees. The Compensation Committee also administers the Company's 1999 Stock Option/Stock Issuance Plan (the "1999 Plan"), the Company's 1999 Employee Stock Purchase Plan and other employee incentive plans.

  Audit Committee

     The Company has a standing Audit Committee composed of Mr. Jones (chair), Ms. Hale and Mr. Wright. The Audit Committee met two times in 1999. The Audit Committee makes recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of audits and other accounting-related services and reviews and evaluates the Company's internal control functions.

DIRECTOR COMPENSATION AND INDEMNIFICATION AGREEMENTS

     We currently pay our non-employee directors $10,000 annually for their services as members of the Board of Directors. We also reimburse our directors for any out-of-pocket expenses and additional fees incurred in attending meetings of the Board of Directors and committees thereof on which such directors serve. Under the 1999 Plan, non-employee directors automatically receive stock option grants to purchase 48,000 shares of our Common Stock, provided such non-employee director has served on the Board for at least six months. Employee directors are eligible to receive stock option grants at the discretion of the Compensation Committee of the Board of Directors. For additional information regarding the terms of the 1999 Plan, see "Executive Compensation and Other Information -- Stock Plans."

     In 1999, the Company granted options to its non-employee directors as follows:

     - Ms. Hale -- options to purchase 60,000 shares of our common stock at an exercise price of $3.81 per share under the Company's 1998 Non-Qualified Stock Option Plan and 48,000 shares of our common stock at an exercise price of $15.22 per share under the 1999 Plan.

     - Mr. Wright -- options to purchase 48,000 shares of our common stock at an exercise price of $4.81 per share and 48,000 shares of our common stock at an exercise price of $15.22 per share under the 1999 Plan; and

     - Mr. Jones -- options to purchase 50,000 shares of our common stock at an exercise price of $15.22 per share under the 1999 Plan.

     Our Bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. The Company also maintains directors and officers liability insurance. Delaware law and the Company's Certificate of Incorporation and Bylaws limit the liability of each of its directors to the Company or its stockholders for monetary damages for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director for (i) breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions or knowing violation of the law; or (iv) any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit the Company's rights or those of its stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Additionally, the Company is also a party to indemnification agreements with each of our directors.

EXECUTIVE COMPENSATION

     For a discussion of executive compensation, related party transactions and principal stockholders, please see the information following Proposal Four.

                   VOTE REQUIRED FOR APPROVAL OF PROPOSAL ONE

     The affirmative vote of a plurality of the outstanding voting shares of the Company present or represented and entitled to vote at the 2000 Annual Meeting is required for election of each of the Class I Director nominees.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS DEEMS PROPOSAL ONE TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR APPROVAL THEREOF. UNLESS AUTHORITY TO DO SO IS WITHHELD, THE PERSON(S) NAMED IN EACH PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

                                  PROPOSAL TWO

                            APPROVAL OF AMENDMENT TO
                        THE CERTIFICATE OF INCORPORATION

     The present capital structure of the Company authorizes 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock each having a par value of $.001 per share. The Board of Directors believes this capital structure is inadequate for the present and future needs of the Company. Therefore, the Board of Directors has unanimously approved an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 50,000,000 shares to 150,000,000 shares. The Board believes this capital structure more appropriately reflects the present and future needs of the Company and recommends this amendment to the Company's stockholders for adoption. The undesignated preferred stock may be issued from time to time in one or more series with such rights, preferences and privileges as may be determined by the Board of Directors. On March 31, 2000, 20,040,769 shares of Common Stock were outstanding and no shares of preferred stock were outstanding. Except as otherwise stated, information presented in this proxy statement reflects a 2-for-1 stock split effective as of December 21, 1999, and a 2-for-1 stock split effective as of March 28, 2000.

PURPOSE OF AUTHORIZING ADDITIONAL COMMON STOCK

     Authorizing an additional 100,000,000 shares of Common Stock would give the Board of Directors the express authority, without further action of the stockholders, to issue shares of Common Stock from time to time as the Board of Directors deems necessary. The Board of Directors believes it is necessary to have the ability to issue these additional shares of Common Stock for general corporate purposes. Potential uses of the additional authorized shares may include acquisition transactions, equity financings, stock dividends (e.g. stock splits), stock distributions, issuance of options pursuant to the 1999 Plan and issuances of Common Stock pursuant to the Company's 1999 Employee Stock Purchase Plan without further action by the stockholders, unless that action was specifically required by applicable law or rules of any stock exchange on which the Company's securities may then be listed.

     The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of additional shares by the Company could have an effect on the potential realizable value of a stockholder's investment. In the absence of a proportionate increase in the Company's earnings and book value, an increase in the aggregate number of outstanding shares of the Company caused by the issuance of the additional shares would dilute the earnings per share and book value per share of all outstanding shares of the Company's Common Stock. If these factors were reflected in the price per share of Common Stock, the potential realizable value of a stockholder's investment could be adversely affected. The Common Stock carries no preemptive rights to purchase additional shares.

     The proposed amendment to the Company's Certificate of Incorporation was approved by the unanimous vote of the directors of the Company in March 2000.

                   VOTE REQUIRED FOR APPROVAL OF PROPOSAL TWO

     The affirmative vote of a majority of the Company's outstanding voting shares is required for approval of the amendment to the Company's Certificate of Incorporation authorizing 100,000,000 additional shares of Common Stock.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS DEEMS PROPOSAL TWO TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR APPROVAL THEREOF. UNLESS AUTHORITY TO DO SO IS WITHHELD, THE PERSON(S) NAMED IN EACH PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE APPROVAL OF THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION AUTHORIZING 100,000,000 ADDITIONAL SHARES OF COMMON STOCK. UNLESS AUTHORITY TO DO SO IS WITHHELD BY THE PERSON(S) NAMED IN EACH PROXY WILL VOTE THE SHARES REPRESENTED FOR THE APPROVAL OF

                  Remainder of page intentionally left blank.

                                 PROPOSAL THREE

                            APPROVAL OF AMENDMENT TO
                     1999 STOCK OPTION/STOCK ISSUANCE PLAN

     The Company's stockholders are being asked to approve an amendment to the Company's 1999 Stock Option/Stock Issuance Plan (the "Plan") which will effect the following changes:

          (i) increase the number of shares of the Company's Common Stock reserved for issuance under the Plan by an additional 5,371,184 shares; and

          (ii) increase the number of shares by which the share reserve under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2001, from one percent (1%) of the shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year (subject to a maximum annual increase of 200,000 shares) to five percent (5%) of such outstanding shares, subject to a maximum annual increase of 500,000 shares.

     The Board of Directors adopted the amendment on April 5, 2000, subject to stockholder approval at this Meeting.

     The Board believes the amendment is necessary to assure that a sufficient reserve of Common Stock remains available for issuance under the Plan in order to allow the Company to continue to utilize equity incentives to attract and retain the services of key individuals essential to the Company's long-term growth and financial success. The Company relies significantly on equity incentives in the form of stock option grants in order to attract and retain key employees and believes that such equity incentives are necessary for the Company to remain competitive in the marketplace for executive talent and other key employees. Option grants made to newly-hired or continuing employees will be based on both competitive market conditions and individual performance.

     The following is a summary of the principal features of the Plan, as most recently amended. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company at 13800 Benson Road, Suite 100, Edmond, Oklahoma 73013-6417 or 13155 Noel Road, Suite 800, Dallas, Texas 75240.

     All share number information reflects the Company's two-for-one stock splits effected on December 21, 1999 and March 28, 2000.

EQUITY INCENTIVE PROGRAMS

     The Plan consists of three (3) separate equity incentive programs: (i) the Discretionary Option Grant Program, (ii) the Stock Issuance Program and (iii) the Automatic Option Grant Program for non-employee Board members. The principal features of each program are described below. The Compensation Committee of the Board has the exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to the Company's executive officers and non-employee Board members and also has the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, the Board may at any time appoint a secondary committee of one or more Board members to have separate but concurrent authority with the Compensation Committee to make option grants and stock issuances under those two programs to individuals other than the Company's executive officers and non-employee Board members.

     The term Plan Administrator, as used in this summary, will mean the Compensation Committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the Plan. However, neither the Compensation Committee nor any secondary committee exercises any administrative discretion under the Automatic Option Grant Program. All grants under that program are made in strict compliance with the express provisions of such program.

SHARE RESERVE

     An aggregate of 20,000,000 shares of Common Stock has been reserved for issuance over the term of the Plan. Such share reserve consists of (i) the 14,433,120 shares initially reserved for issuance under the Plan, (ii) the additional 195,696 shares added to the reserve on January 3, 2000 pursuant to the automatic share increase provisions of the Plan plus (iii) the additional increase of 5,371,184 shares of Common Stock which forms part of this Proposal. In addition, on the first trading day of each calendar year during the term of the Plan, beginning calendar year 2001, the number of shares of Common Stock available for issuance under the Plan will automatically increase by an amount equal to five percent (5%) of the shares of the Company's Common Stock outstanding on the last trading day of the immediately preceding calendar year, subject to a maximum annual increase of 500,000 shares and subject to approval of this Proposal.

     No participant in the Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 1,200,000 shares of Common Stock in the aggregate per calendar year. Stockholder approval of this Proposal will also constitute a reapproval of the 1,200,000-share limitation for purposes of Internal Revenue Code Section 162(m).

     The shares of Common Stock issuable under the Plan may be drawn from shares of the Company's authorized but unissued shares of such common stock or from shares of such common stock reacquired by the Company, including shares repurchased on the open market.

     In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate, annually and per participant) under the Plan and the securities and the exercise price per share in effect under each outstanding option.

ELIGIBILITY

     Officers and employees, non-employee Board members and independent consultants in the service of the Company or its parent and subsidiaries (whether now existing or subsequently established) are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Participation in the Automatic Option Grant Program is limited to non-employee members of the Board.

     As of March 31, 2000, six executive officers, three non-employee Board members and approximately 110 other employees and consultants are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. The three non-employee Board members are also eligible to participate in the Automatic Option Grant Program.

VALUATION

     The fair market value per share of Common Stock on any relevant date under the Plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq National Market (or the Nasdaq SmallCap Market, as appropriate). On March 31, 2000 the fair market value per share determined on such basis was $33.00.

DISCRETIONARY OPTION GRANT PROGRAM

     The Plan Administrator has complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

     Each granted option will have an exercise price per share equal to the fair market value of the shares unless otherwise determined by the Plan Administrator on the date of grant. No granted option will have a term in excess of ten (10) years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares; the shares acquired under those options will be subject to repurchase by the Company, at the exercise price paid per share, if the optionee ceases service with the Company prior to vesting in those shares.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     The Plan Administrator is authorized to issue tandem stock appreciation rights under the Discretionary Option Grant Program, which provide the holders with the right to surrender their options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

     The Plan Administrator also has the authority to effect the cancellation of any or all options outstanding under the Discretionary Option Grant Program and to grant, in substitution therefor, new options covering the same or a different number of shares of Common Stock but with an exercise price per share based upon the fair market value of the option shares on the new grant date.

STOCK ISSUANCE PROGRAM

     Shares of Common Stock may be issued under the Stock Issuance Program at a price per share equal to the fair market value of the shares unless otherwise determined by the Plan Administrator and for such valid consideration as the Plan Administrator deems appropriate, including cash and promissory notes. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. The shares issued may be fully vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

AUTOMATIC OPTION GRANT PROGRAM

     Under the Automatic Option Grant Program, eligible non-employee Board members receive a series of option grants over their period of Board service. Each non-employee Board member will, at the time of his or her initial election or appointment to the Board, receive an option grant for 48,000 shares of Common Stock, provided that individual has not previously been in the employ of the Company. In addition, on the date of each Annual Stockholders Meeting, each individual who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 48,000 shares of Common Stock, provided he or she has served as a non-employee Board member for at least six
(6) months. There will be no limit on the number of such 48,000-share option grants any one eligible non-employee Board member may receive over his or her period of continued Board service.

     Stockholder approval of this Proposal will also constitute pre-approval of each option granted under the Automatic Option Grant Program on or after the date of the Annual Stockholders Meeting and the subsequent exercise of that option in accordance with the terms of the program summarized below.

     Each automatic grant will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for any or all of the option shares; the shares acquired under those options will be subject to repurchase by the Company, at the exercise price paid per share, if the optionee ceases service with the Company prior to vesting in those shares. Each automatic option will vest upon the optionee's completion of one (1) year of Board service measured from the grant date. However, each outstanding automatic option grant will automatically accelerate and become immediately exercisable in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while a Board member. Following the optionee's cessation of Board service for any reason, each option will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of Board service.

GENERAL PROVISIONS

  Acceleration

     In the event that the Company is acquired by merger, asset sale or sale by the stockholders of more than 50% of the Company's outstanding voting stock recommended by the Board, each outstanding option under the Discretionary Option Grant Program that is not to be assumed or replaced by the successor corporation or otherwise continued in effect will automatically accelerate in full, and all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.

     The Plan Administrator will have the authority under the Discretionary Option Grant Program to provide that those options will automatically vest in full (i) upon an acquisition of the Company, whether or not those options are assumed or replaced, (ii) upon a hostile change in control of the Company effected through a tender offer for more than 50% of the Company's outstanding voting stock or by proxy contest for the election of Board members, or (iii) in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a designated period (not to exceed 18 months) following an acquisition in which those options are assumed or replaced or otherwise continued in effect upon a hostile change in control. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The options granted under the Automatic Option Grant Program will automatically accelerate and become exercisable in full upon any acquisition or change in control transaction.

     The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

  Limited Stock Appreciation Rights

     Each option granted under the Automatic Option Grant Program will include a limited stock appreciation right so that upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's outstanding voting securities or a change in a majority of the Board as a result of one or more contested elections for Board membership, the option may be surrendered to the Company in return for a cash distribution from the Company. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the tender offer price paid per share in the hostile take-over over (ii) the exercise price payable per share under such option. In addition, the Plan Administrator may grant such rights to officers of the Company as part of their option grants under the Discretionary Option Grant Program.

     Stockholder approval of this Proposal will also constitute pre-approval of each limited stock appreciation right granted under the Automatic Option Grant Program and the subsequent exercise of those rights in accordance with the foregoing terms.

  Financial Assistance

     The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares.

  Special Tax Election

     The Plan Administrator may provide one or more holders of non-statutory options or unvested share issuances under the Plan with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such withholding tax liability.

  Amendment and Termination

     The Board may amend or modify the Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the Board, the Plan will terminate on the earliest of (i) May 20, 2009, (ii) the date on which all shares available for issuance under the Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

     The table below shows, as to Company's Chief Executive Officer ("CEO"), the four other most highly compensated executive officers of the Company (with base salary and bonus for the past fiscal year in excess of $100,000) and the other individuals and groups indicated, the number of shares of Common Stock subject to option grants made under the Plan from May 20, 1999 through March 31, 2000, together with the weighted average exercise price payable per share.

                              OPTION TRANSACTIONS

                                                               NUMBER OF SHARES    WEIGHTED AVERAGE
                                                                  UNDERLYING        EXERCISE PRICE
NAME AND POSITION                                             OPTIONS GRANTED(#)     PER SHARE($)
-----------------                                             ------------------   ----------------
Lewis B. Kilbourne, Ph.D....................................        340,000             $ 8.51
  Chairman, Chief Executive Officer and Director Nominee
Robert N. Baker.............................................       --                  --
  President and Chief Operating Officer
Robert I. Noe...............................................        700,000               5.27
  Executive Vice President of Business Development
J. Andrew Kerner............................................        600,000               5.55
  Senior Vice President of Finance and Chief Financial
     Officer
David M. Lloyd..............................................        500,000               5.93
  Senior Vice President of Operations
Sue Hale....................................................         48,000              15.22
  Director Nominee
All current executive officers as a group(6)................      2,340,000               7.00
All current non-employee directors as a group(3)............        194,000             $12.64
All employees, including current officers who are not
  executive officers, as a group (100)......................      4,234,000             $11.55

     As of March 31, 2000, 11,076,776 shares of Common Stock were subject to outstanding options under the Plan and 7,167,632 shares of Common Stock remained available for future issuance, assuming stockholder approval of this Proposal.

FEDERAL INCOME TAX CONSEQUENCES

  Option Grants

     Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the option grant date and more than one (1) year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

     If the optionee makes a disqualifying disposition of the purchased shares, the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, the Company will not be entitled to any income tax deduction.

     Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

  Stock Appreciation Rights

     No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the appreciation distribution. The Company will be entitled to an income tax deduction equal to the appreciation distribution in the taxable year in which such ordinary income is recognized by the optionee.

  Direct Stock Issuances

     The tax principles applicable to direct stock issuances under the Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Company anticipates that any compensation deemed paid by it in connection with the disqualifying dispositions of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code Section 162(m).

ACCOUNTING TREATMENT

     Option grants under the Discretionary Option Grant and Automatic Option Grant Programs with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to the Company's reported earnings. However, the fair value of those options is required to be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in footnotes to the Company's financial statements, the pro-forma impact those options would have upon the Company's reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

     Option grants or stock issuances made under the Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to the Company in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against the Company's earnings over the period that the option shares or issued shares are to vest.

     On March 31, 1999, the Financial Accounting Standards Board issued an exposure draft of a proposed interpretation of APB Opinion No. 25 governing the accounting principles applicable to equity incentive plans. Under the proposed interpretation, as subsequently modified on August 11, 1999, option grants made to non-employee consultants (but not non-employee Board members) after December 15, 1998 will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final interpretation) and the vesting date of each installment of the option shares. In addition, if the proposed interpretation is adopted, any options which are repriced after December 15, 1998 will also trigger a direct charge to Company's reported earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the option (or, if later, the effective date of the final amendment) and the date the option is exercised for those shares.

     Should one or more individuals be granted tandem stock appreciation rights under the Plan, then such rights would result in a compensation expense to be charged against the Company's reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

NEW PLAN BENEFITS

     As of March 31, 2000, no stock options had been granted, and no shares of Common Stock had been issued, on the basis of the share increases which are the subject of this Proposal. However, on the date of the Annual Meeting, Ms. Hale, and Messrs. Jones and Wright will each receive an option grant for 48,000 shares at an exercise price equal to the fair market value per share of Common Stock on that date.

                  VOTE REQUIRED FOR APPROVAL OF PROPOSAL THREE

     The affirmative vote of at least a majority of the outstanding shares of Common Stock present in person or by proxy at the 2000 Annual Meeting and entitled to vote is required for approval of the amendment to the Plan. Should such stockholder approval not be obtained, then the 5,371,184-share increase to the share reserve under the Plan will not be implemented, the four percentage increase to the automatic share increase provision will not be implemented, any stock options granted under the Plan on the basis of the increases will immediately terminate without ever becoming exercisable for the shares of Common Stock subject to those options, and no additional options or stock issuances will be made on the basis of such increases. The Plan will, however, continue in effect with the one percent (1%) annual automatic share increase as previously approved by the stockholders, and option grants and direct stock issuances may continue to be made under the Plan until all the shares available for issuance under the Plan has been issued pursuant to such option grants and direct stock issuances.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS DEEMS PROPOSAL THREE TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR APPROVAL THEREOF. UNLESS AUTHORITY TO DO SO IS WITHHELD, THE PERSON(S) NAMED IN EACH PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE APPROVAL OF THE AMENDMENT TO THE 1999 STOCK OPTION/STOCK ISSUANCE PLAN.

                                 PROPOSAL FOUR

                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of KPMG LLP, independent public auditors for the Company during the 1999 Fiscal Year, to serve in the same capacity for the year ending December 31, 2000, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of KPMG LLP.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

     A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

                  VOTE REQUIRED FOR APPROVAL OF PROPOSAL FOUR

     The affirmative vote of at least a majority of the outstanding shares of Common Stock present in person or by proxy at the 2000 Annual Meeting and entitled to vote is required for the ratification of the appointment of the independent auditors.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS DEEMS PROPOSAL FOUR TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL THEREOF. UNLESS AUTHORITY TO DO SO IS WITHHELD, THE PERSON(S) NAMED IN THE PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                                 OTHER MATTERS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                            OWNERSHIP OF SECURITIES

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of March 31, 2000, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this Proxy Statement and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable, and the address for each stockholder below is: c/o The viaLink Company, 13800 Benson Road, Edmond, Oklahoma 73013-6417.

                                                                              PERCENTAGE
                                                                 SHARES       OF SHARES
                                                              BENEFICIALLY   BENEFICIALLY
BENEFICIAL OWNER                                                 OWNED         OWNED(1)
----------------                                              ------------   ------------
Executive Officers and Directors
  Lewis B. Kilbourne(2).....................................     264,084          1.3
  Robert N. Baker(3)........................................   2,226,120         11.0
  Robert I. Noe(4)..........................................     200,000          1.0
  Patrick T. Fitzgerald(5)..................................          --           --
  J. Andrew Kerner(6).......................................     167,111          *
  David M. Lloyd(7).........................................     133,333          *
  Sue A. Hale(8)............................................      48,000          *
  Warren D. Jones(9)........................................      82,000          *
  Jimmy M. Wright(10).......................................     178,000          *
  All Executive officers and directors as a group (9
     persons)(11)...........................................   3,298,648         15.5
Other 5% Stockholders:
  Persons and entities deemed to be affiliated with Ernst &
     Young
     U.S. LLP(12)...........................................   1,065,822          5.3
  i2 Technologies(13).......................................   1,718,626          8.3
  Robert L. Barcum(14)......................................   1,696,784          8.5

---------------

  *  Less than one percent of the outstanding Common Stock

 (1) Percentage of ownership is based on 20,040,769 shares of Common Stock outstanding on March 31, 2000. Shares of Common Stock subject to stock options which are currently exercisable or will become exercisable within 60 days after March 31, 2000 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

 (2) Includes options to purchase 260,004 shares of common stock that are exercisable within 60 days March 31, 2000.

 (3) Includes options to purchase 200,004 shares of common stock that are exercisable within 60 days of March 31, 2000.

 (4) Includes options to purchase 200,000 shares of common stock that are exercisable within 60 days of March 31, 2000. Mr. Noe's address is 13155 Noel Road, Suite 800, Dallas, Texas 75240.

 (5) Mr. Fitzgerald's address is 13155 Noel Road, Suite 800, Dallas, Texas
     75240.

 (6) Includes options to purchase 166,667 shares of common stock that are exercisable within 60 days of March 31, 2000. Mr. Kerner's address is 13155 Noel Road, Suite 800, Dallas, Texas 75240.

 (7) Includes options to purchase 133,333 shares of common stock that are exercisable within 60 days of March 31, 2000. Mr. Lloyd's address is 13155 Noel Road, Suite 800, Dallas, Texas 75240.

 (8) Includes options to purchase 48,000 shares of common stock that are exercisable within 60 days of March 31, 2000.

 (9) Includes 16,000 shares of common stock beneficially owned by Mr. Jones' spouse, Kathleen Jones, and options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 31, 2000.

(10) Includes options to purchase 178,000 shares of common stock that are exercisable within 60 days of March 31, 2000.

(11) See notes 2-10 above.

(12) The address is 787 Seventh Avenue, New York, New York, 10019. According to a Schedule 13D filed with the Securities and Exchange Commission on November 22, 1999, Ernst & Young U.S. LLP on its behalf and on behalf of Philip A. Laskawy has reported that it has shared voting power and shared dispositive power over 1,000,000 shares of common stock.

(13) Includes warrants to purchase 756,289 shares of common stock. The address is 11701 Luna Road, Dallas, Texas 75234.

(14) Includes 16,000 shares of common stock beneficially owned by Mr. Barcum's spouse, Rhonda Barcum, and 140,000 shares of common stock beneficially owned by the Barcum Family Fund (Donor Advised Fund) with the Assemblies of God Foundation. Mr. Barcum's address is 10901 Greebriar Chase, Oklahoma City, Oklahoma 73170.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

NAME                                   AGE                         POSITION(S)
----                                   ---                         -----------
Lewis B. Kilbourne, Ph.D.............  53    Chairman of the Board and Chief Executive Officer
Robert N. Baker......................  48    President and Chief Operating Officer
Robert I. Noe........................  48    Executive Vice President of Business Development
Patrick T. Fitzgerald................  37    Senior Vice President of Sales
J. Andrew Kerner.....................        Senior Vice President of Finance and Chief Financial
                                       40    Officer
David M. Lloyd.......................  48    Senior Vice President of Operations

     Information regarding Dr. Kilbourne and Mr. Baker is included in Proposal One.

     Robert I. Noe serves as the Company's Executive Vice President of Business Development and is responsible for marketing, alliances and industry relations. Mr. Noe joined the Company in April 1999. Prior to that time, Mr. Noe served as the Vice President of Industry Solutions and in other management positions at Electronic Data Systems, a publicly traded professional services company. Mr. Noe received his B.S. and M.A. in business administration from Central Michigan University.

     Patrick T. Fitzgerald serves as the Company's Senior Vice President of Sales. Mr. Fitzgerald joined the Company in January 2000. From November 1998 to January 2000, Mr. Fitzgerald served as Vice President of Sales and Distribution for the Caribbean Region of Citbank N.A. Mr. Fitzgerald held a variety of senior sales and marketing management positions for Campbell Soup Company from 1986 to 1998. Mr. Fitzgerald received his B.A. in Business Administration from Southwest Oklahoma State University.

     J. Andrew Kerner serves as the Company's Senior Vice President of Finance and Chief Financial Officer. Mr. Kerner joined the Company in April 1999. From April 1998 to April 1999, Mr. Kerner served as Executive Vice President and Chief Financial Officer of Cameron Ashley Building Products. Mr. Kerner also served in several senior financial management positions with PepsiCo's Frito-Lay division in the United States and Europe from November 1987 to April 1998. Mr. Kerner received a B.A. in economics and an M.B.A. in finance from The University of Texas.

     David M. Lloyd serves as the Company's Senior Vice President of Operations. Mr. Lloyd joined the Company in April 1999 as Vice President of Human Resources. From April 1997 to April 1999, Mr. Lloyd served as Senior Vice President of Human Resources and Administration for Fujitsu ICL Retail Systems, Inc. In that capacity, he handled all human resource and administration responsibilities for United States and Europe operations, including facilities management for all 44 Fujitsu locations in the United States. Mr. Lloyd also served as Vice President of Human Resources for Station Casinos, from June 1994 to April 1997. Mr. Lloyd received a B.S. in economics from Upsala College in New Jersey and an M.B.A. from New York Institute of Technology.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and each of its four other most highly compensated executive officers of the Company whose salary and bonus was in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for the three fiscal years ended December 31, 1999 (collectively, the "Named Officers"). During 1999, the Named Officers received additional non-cash compensation, perquisites and other personal benefits. However, the aggregate amount thereof did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus paid to and accrued for the individual during the year.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                    ------------
                                          ANNUAL COMPENSATION        SECURITIES
                                      ---------------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR    SALARY       BONUS    OPTIONS/SARS    COMPENSATION
---------------------------           ----   --------     -------   ------------   ---------------
Lewis B. Kilbourne, Ph. D. .........  1999   $161,731     $84,375     340,000          --
  Chairman of the Board               1998     20,769(1)    --        800,000          40,000(2)
  and Chief Executive Officer
Robert N. Baker.....................  1999   $180,963     $57,047      --              --
  President and Chief Operating
     Officer........................  1998    120,713       --        600,000          --
                                      1997    169,940       --         --              --
Robert I. Noe.......................  1999   $168,269(3)  $50,395     700,000          --
  Executive Vice President of
  Business Development
J. Andrew Kerner....................  1999   $164,423(3)  $62,664     600,000          --
  Senior Vice President of Finance
  and Chief Financial Officer
David M. Lloyd......................  1999   $137,077(3)  $41,573     500,000          --
  Senior Vice President of
     Operations

---------------

(1) Dr. Kilbourne was hired in October 1998 and was compensated at an annual rate of $150,000 for 1999.

(2) Dr. Kilbourne received $30,000 for his services in connection with the sale of the Company's consulting and systems integration assets to The NetPlex Group, Inc. and $10,000 for his service as a non-employee member of the Board of Directors. Both of these amounts were earned prior to his employment with the Company.

(3) Messrs. Noe, Kerner and Lloyd were hired in April 1999 and were compensated at annual rates of $250,000, $225,000 and $190,000, respectively for 1999.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table contains information concerning the stock options granted to the Named Officers during the 1999 fiscal year. All the grants were made under the Company's 1999 Plan. Except for the limited stock appreciation rights ("SARs") summarized in footnote 2, the Company did not grant any SARs to the Named Officers during the 1999 fiscal year.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS(1)
                       ----------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF       % OF TOTAL                                     ASSUMED ANNUAL RATED OF
                        SECURITIES     OPTIONS/SARS                                   STOCK PRICE APPRECIATION
                        UNDERLYING      GRANTED TO    EXERCISE                           FOR OPTION TERM(4)
                       OPTIONS/SARS     EMPLOYEES     PRICE PER                     -----------------------------
NAME                    GRANTED(2)      IN 1999(3)      SHARE     EXPIRATION DATE   0%        5%          10%
----                   ------------    ------------   ---------   ---------------   ---   ----------   ----------
Lewis B. Kilbourne...    200,000(5)        3.3%        $ 3.81      Sept. 3, 2009    --    $  480,000   $1,215,000
                         140,000(6)        2.3%         15.22      Dec. 20, 2009    --     1,340,000    3,396,000
Robert N. Baker......         --            --             --                 --    --            --           --
Robert I. Noe........    600,000(7)        9.8%          3.61       May 21, 2009    --     1,363,000    3,454,000
                         100,000(6)        1.6%         15.22      Dec. 20, 2009    --       957,000    2,425,000
J. Andrew Kerner.....    500,000(7)        8.2%          3.61       May 21, 2009    --     1,136,000    2,879,000
                         100,000(6)        1.6%         15.22      Dec. 20, 2009    --       957,000    2,425,000
David M. Lloyd.......    400,000(7)        6.5%          3.61       May 21, 2009    --       909,000    2,303,000
                         100,000(6)        1.6%         15.22      Dec. 20, 2009    --       957,000    2,425,000

---------------

(1) Each option represents the right to purchase one share of Common Stock and generally vests at a rate of 33% per annum over three years. If the Company is acquired by merger, consolidation, asset sale or tender or exchange offer (each, a "Change of Control Transaction"), the option will accelerate in full, unless (i) the successor assumes the option, (ii) the option is replaced with a cash incentive program of the successor which preserves the option spread or (iii) the acceleration of the option is restricted by limitations imposed at the time of the grant. In the event the option does not otherwise accelerate, the option will accelerate in full if the individual's position is involuntarily terminated within eighteen (18) months after a Change of Control Transaction, and remain exercisable for the one-year following such termination or sooner termination of the option. Each option expires on the earliest to occur of (i) ten years from the date of grant, (ii) three (3) months following termination of the individual's employment with the Company other than by death or permanent disability or
    (iii) twelve (12) months following termination of the individual's employment with the Company due to death or permanent disability. All options were granted at fair market value as determined by the Board of Directors on the date of the grant.

(2) The options include a "limited stock appreciation right" pursuant to which the options may, upon successful completion of a hostile tender offer for more than 50% of the total combined voting power of the Company's outstanding securities or change in the composition of the Board of Directors through contested elections, be surrendered to the Company in return for a cash payment equal to the excess of (i) the then market price of the shares of common stock subject to the surrendered option or, if higher, the highest price paid per share of common stock in the tender offer over (ii) the exercise price payable for those shares.

(3) The total number of options granted to employees in 1999 was 6,120,000.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 0%, 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the deemed fair market value for accounting purposes on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

(5) Options granted September 3, 1999.

(6) Options granted December 20, 1999.

(7) Options granted May 24, 1999.

FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the number and value of unexercised options held by each of our Named Officers as of December 31, 1999.

                           FISCAL YEAR OPTION VALUES

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                                                    AT DECEMBER 31,             AT DECEMBER 31, 1999(1)
                                            -------------------------------   ---------------------------
NAME                                        EXERCISABLE      UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                                        ------------     --------------   -----------   -------------
Lewis B. Kilbourne........................    260,004           799,996       $4,532,075     $11,310,330
Robert N. Baker...........................    200,004           399,996        3,482,670       6,965,130
Robert I. Noe.............................         --           700,000               --       9,042,225
J. Andrew Kerner..........................         --           600,000               --       7,584,765
David M. Lloyd............................         --           500,000               --       6,127,125

---------------

(1) The last reported sale price of the common stock of viaLink as of December 31, 1999 was $18.188 per share.

STOCK PLANS

     1999 STOCK OPTION/STOCK ISSUANCE PLAN

     For a description of the Company's 1999 Stock Option/Stock Issuance Plan, see the information included in Proposal Three.

     1999 EMPLOYEE STOCK PURCHASE PLAN.

     At the Company's 1999 annual meeting, the Company's stockholders approved the adoption of the 1999 Employee Stock Purchase Plan. This plan replaced the Company's 1997 Employee Stock Purchase Plan as of July 1, 1999. The 1999 Stock Purchase Plan provides eligible employees with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan designed to operate in compliance with
Section 423 of the Internal Revenue Code. The Company has authorized and reserved 800,000 shares of common stock for issuance under the Stock Purchase Plan. As of March 31, 2000, employees had purchased 14,736 shares of common stock at a weighted average price of $3.51.

     The Stock Purchase Plan is administered by the Compensation Committee. The committee administers and interprets the Stock Purchase Plan and has the authority to establish, adopt or revise rules and regulations with respect to the Stock Purchase Plan.

     Under the stock purchase plan, shares will be issued through a series of successive offering periods, each of a duration of twenty-four months. The first offering period will run from July 1, 1999 to the last business day in July 2001. The next offering period is scheduled to commence on August 1, 2001.

     Each offering period will be comprised of up to four six-month purchase periods. Purchase periods will run from the first business day in February to the last business day in July each year and from the first business day in August each year to the last business day in January of the following year. However, the first purchase period will run from July 1, 1999 to the last business day in January 2000.

     Any individual who customarily works for the Company for more than 20 hours per week for more than five months per calendar year will be eligible to participate in the stock purchase plan. However, if employees own or would own, assuming the exercise of all stock options held by them, five percent or more of our total combined voting power, they are not eligible to participate in the stock purchase plan. A stock purchase plan participant may authorize payroll deductions in any multiple of 1% of his or her cash earnings, up to a maximum of 10%. The option price is equal to 85% of the lower of (i) the fair market value per share of common stock on the employee's entry date for the offering period during which the purchase date occurs, or (ii) the fair market value per share of common stock on that purchase date. A participant is not permitted to purchase more than 4,000 shares of common stock on any one purchase date. The participants may not assign, encumber or otherwise transfer their stock options except by will or under laws of inheritance.

     Should the Company be acquired by merger or asset sale during an offering period, all outstanding purchase rights will be automatically exercised immediately prior to the effective date of such acquisition.

PROFIT SHARING PLAN

     In 1985, the Company adopted The viaLink Company (formerly Applied Intelligence Group, Inc.) Profit Sharing Plan (the "Profit Sharing Plan"). All of the Company's employees who have completed at least one year of service may enroll in the Profit Sharing Plan. The Company may, at its discretion, make an annual contribution to the Profit Sharing Plan on behalf of its employees. If made, the contribution begins to vest for each employee's account after the employee has completed two years of service. Thereafter, each employee's account vests ratably as to 20% of the employee's account following each subsequent year of completed service with the Company. The Company will distribute vested contributions to an employee upon the employee's retirement, death or disability, the termination of employment, or the termination of the Profit Sharing Plan. The Company did not make any contributions to the Profit Sharing Plan for the fiscal years ended December 31, 1997, 1998 or 1999.

     In 1993, the Company amended the Profit Sharing Plan to include a 401(k) deferred compensation feature. Under the 401(k) feature, eligible participants may elect to defer up to 15% of their salaries, not to exceed the annual statutory limits, pursuant to a voluntary salary reduction agreement. The Company may determine matching levels of contributions from time to time, at the discretion of the administrative committee. The Company did not make any matching contributions during 1997, 1998 or 1999. All 401(k) employee contributions are fully vested.

COMPLIANCE WITH THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the 1999 Fiscal Year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for fiscal 2000 will exceed that limit. The Company's 1999 Stock Option/Stock Issuance Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision if the individual cash compensation of any executive officer ever approaches the $1 million level.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

  Dr. Kilbourne and Mr. Baker

     On October 1, 1998, the Company entered into employment contracts with Lewis B. Kilbourne and Robert N. Baker. Under the contracts, the Company will pay an annual base salary of $150,000 to Dr. Kilbourne and $175,127 to Mr. Baker. Dr. Kilbourne and Mr. Baker are each also eligible to receive an annual bonus equal to 50% of his then current annual salary.

     Under these contracts, the Company granted to each of Dr. Kilbourne and Mr. Baker incentive stock options for the purchase of 200,000 shares of Common Stock under the Company's 1995 Stock Option Plan and non-qualified stock options for the purchase of 400,000 shares of Common Stock under the 1998 Non-Qualified Stock Option Plan. Both the incentive stock options and the non-qualified stock options vest and become exercisable over a three year period. The options granted to Dr. Kilbourne have an exercise price of $0.75 per share. The incentive stock options granted to Mr. Baker are exercisable for $0.83 per share and the non-qualified stock options are exercisable for $0.75 per share. Dr. Kilbourne's incentive stock options expire on February 28, 2005 and his non-qualified stock options expire on October 31, 2007. Mr. Baker's incentive stock options expire on September 29, 2007 and his non-qualified stock options expire on September 30, 2003. In the event the contracts with Dr. Kilbourne and Mr. Baker are terminated or specific corporate reorganization events occur, any non-exercisable options will become fully exercisable.

     Each employment contract has a term of three years and is subject to automatic renewal on a year-to-year basis, unless either party provides six-months prior written notice of termination. If the Company terminates the contracts for any reason, other than for "cause" (as defined in the agreement), or if

Dr. Kilbourne or Mr. Baker terminate their contract for any reason other than an uncured breach, Dr. Kilbourne or Mr. Baker will be entitled to:

     - The continuation of his then current salary and the benefits provided pursuant to the agreement;

     - A one time payment in the amount of the greater of:

      (A) the bonus due, or

      (B) 15% of the salary payable for such quarter; and

     - A lump sum payment of $400,000.

  Messrs. Noe, Kerner and Lloyd

     In April 1999, the Company entered into employment contracts with Robert I. Noe, J. Andrew Kerner and David M. Lloyd. Under these contracts, the Company will pay an annual base salary of $250,000 to Mr. Noe, $225,000 to Mr. Kerner and $190,000 to Mr. Lloyd. Messrs. Noe and Kerner are each also eligible to receive an annual bonus equal to 50% of his then current annual salary, and Mr. Lloyd is also eligible to receive an annual bonus equal to 33% of his then current annual salary.

     In connection with their employment contracts, the Company granted non-qualified stock options to purchase 600,000, 500,000 and 400,000 shares of our common stock under the 1999 Plan to Messrs. Noe, Kerner and Lloyd, respectively. The options vest and become exercisable over a three period and have a current exercise price of $3.61. All of the options expire on May 21, 2009.

     Each employment contract has a one year term with automatic renewal on a year-to-year basis, unless either party provides 30 days prior written notice of termination. If the Company terminates the contract for any reason other than for "cause" (as defined under the applicable agreement), Messrs. Noe, Kerner and Lloyd will be entitled are entitled to a lump sum payment equal to his then current annual salary.

     In March 2000, the Compensation Committee of the Board of Directors approved an amendment to each of these employment contracts to extend the initial term until May 25, 2001.

  Mr. Fitzgerald

     In July 1999, the Company entered into an employment agreement with Patrick Fitzgerald. Under this agreement, the Company will pay Mr. Fitzgerald an annual base salary of $190,000. Mr. Fitzgerald is also eligible to receive a potential performance bonus up to $150,000 if he signs certain target accounts.

     In connection with his employment agreement, the Company granted Mr. Fitzgerald non-qualified options to purchase 200,000 shares of its common stock at an exercise price of $17.50 under the 1999 Plan. Half of the options vest and become exercisable over a two period. The remaining options vest when certain performance milestones are achieved.

     Mr. Fitzgerald's employment arrangement is at will. However, if the Company terminates Mr. Fitzgerald without cause at any time, Mr. Fitzgerald will be entitled to severance compensation equal to six months of his then current annual salary, payable over 12 months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dr. Kilbourne served as a member of the Compensation Committee of the Board prior to October 1998 when he became an officer of the Company.

KEY MAN INSURANCE

     The Company maintains a key man life insurance policy for Mr. Baker in the amount of $1.25 million. The Company will receive any proceeds from this policy.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Certificate of Incorporation limits the liability of its directors to the Company or its stockholders for breaches of the directors fiduciary duties to the fullest extent permitted by Delaware law. In addition, the Company's bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. The Company also maintains directors' and officers' liability insurance and enters into indemnification agreements with all of its directors and executive officers.

                              CERTAIN TRANSACTIONS

iJOB SALE

     On December 31, 1998, the Company sold its wholly-owned subsidiary, ijob, Inc. to DCM Corporation in exchange for an $800,000 promissory note. At the time of the sale, David C. Mitchell was the sole stockholder of DCM and the president of ijob. On March 11, 1999, the Company received $800,000 plus all accrued interest from DCM in full payment of the promissory note.

NOTES PAYABLE TO STOCKHOLDERS AND OFFICERS

     On September 30, 1998, Robert L. Barcum, the former Chief Executive Officer of the Company, Robert N. Baker and Russell L. Reinhardt, the former Vice President of the Company, had loaned the Company, in the aggregate, $443,055. In return, the Company issued these individuals promissory notes, bearing interest at rates of 8.5% to 11.5% per annum, with maturity dates through 2001. The Company believes that the terms of these loans were at least as favorable as it could have obtained from unaffiliated third-party lenders.

     On October 16, 1998, the Company repaid the promissory notes to Messrs. Barcum, Baker and Reinhardt from proceeds of the consulting assets sale.

PAYMENTS AND OPTION GRANTS TO OFFICERS

     For a description of payments and option grants to executive officers, see the information in Proposal Three and "Executive Compensation and other Information," "-- Stock Options and Stock Appreciation Rights" and
"-- Employment Contracts, Termination of Employment and Change of Control Arrangements."

     On October 16, 1998, the Company paid Dr. Kilbourne $30,000 for his services associated with the sale of its consulting and systems integration assets to The NetPlex Group, Inc.

TRANSACTIONS WITH HEWLETT-PACKARD

     On February 4, 1999, the Company entered into a Note Purchase Agreement with Hewlett-Packard pursuant to which Hewlett-Packard purchased from the Company a $6.0 million Secured Subordinated Promissory Note. Upon approval by the Company's stockholders in May 1999, the note was exchanged for a Subordinated Secured Convertible Promissory Note, convertible into Common Stock at a price of $1.75 per share. This note is secured by the Company's current intellectual property and intellectual property it may acquire in the future. Hewlett-Packard may convert the note to Common Stock beginning on August 5, 2000. The terms of the Company's loan from Hewlett-Packard contemplate that the Company will use up to 50% of the loan amount to purchase Hewlett-Packard products and services. In addition, Hewlett-Packard has a right to have an advisor present at the Company's board meetings.

     In addition, on March 22, 2000, as part of a private placement, the Company issued 66,801 shares of its common stock and a warrant to purchase an additional 10,021 shares of its common stock at an exercise price of $41.92 per share to Hewlett-Packard in exchange for $2.0 million.

TRANSACTIONS WITH ERNST & YOUNG

     On May 3, 1999, the Company entered into a strategic relationship with Ernst & Young whereby Ernst & Young will provide the Company with its consulting services in connection with the Company's syncLink and other services. In connection with this agreement, the Company agreed to pay Ernst & Young a royalty for a period of two years beginning on the date of agreement. This royalty will be equal to 7% of the Company's revenues from the its subscription services which it provide to suppliers and retailers of food and consumer packaged goods. If at least ten of Ernst & Young's "Tier 1" clients in the CPG and grocery industries subscribe to the Company's services during the initial two-year term, the Company will be required to continue the royalty payments in perpetuity. Ernst & Young will not receive any royalties for services the Company provides to clients for which Ernst & Young serves as the principal independent auditor, nor will the clients subject to the reporting requirements of the federal securities laws for which Ernst & Young serves as the principal independent auditor be counted as one of Ernst & Young's "Tier 1" clients that it brings to the Company.

     As a part of this agreement, the Company issued a warrant to Ernst & Young pursuant to which it purchased 1,000,000 shares of the Company's common stock at a price of $2.00 per share.

     In addition to the above, Ernst & Young agreed to provide professional services to the Company to further the implementation of the Company's services. The Company may pay for Ernst & Young's services either in cash or in shares of its common stock. If the Company pays with common stock, it will receive a substantial discount from the standard rates Ernst & Young charges for such services. The common stock will be valued at 85% of the average closing bid prices for the five trading days prior to the date the invoice for these services is rendered to the Company by Ernst & Young. However, if Ernst & Young is the beneficial owner of more than 9.99% of the voting power of our common stock on a fully-diluted basis, the Company will not have the option to pay for such services with common stock.

TRANSACTIONS WITH I2 Technologies

     On October 12, 1999, the Company entered into a strategic relationship with i2 Technologies, Inc. primarily to integrate the products and services of the two companies, extend the solutions across multiple industries and develop joint sales and marketing programs. As a part of this relationship, i2 Technologies invested $5.0 million in the Company in exchange for 895,536 shares of our common stock and a warrant to purchase an additional 746,268 shares of our common stock at an exercise price of $6.70 per share. The initial term of the agreement will expire on December 31, 2003 and will automatically renew on a year-to-year basis thereafter unless terminated by either party. Additionally, the Company has agreed to pay i2 Technologies a royalty of 5% of the syncLink and Chain Pricing subscription revenues during the term of the agreement. The Company will also pay i2 additional royalties based upon subscription revenues received from new customers with whom i2 Technologies had "significant involvement" in the sales process. i2 has agreed to pay the Company a royalty based upon revenues i2 receives from providing the syncLink and Chain Pricing services outside of the CPG and grocery industries.

     In addition, on March 22, 2000, as part of a private placement, the Company issued 66,801 shares of its common stock and a warrant to purchase an additional 10,021 shares of its common stock at an exercise price of $41.92 per share to i2 Technologies in exchange for $2.0 million.

INDEMNIFICATION

     In addition to the indemnification provisions contained in the Company's Bylaws, the Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify such director or officer against expenses (including attorneys' fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of the Company (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company.

     All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

COMPLIANCE WITH SECTION 16(A) of the Securities Exchange Act of 1934

     The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of a registered class of the Company's equity securities are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which requires them to file reports with respect to their ownership and changes of ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Officers, directors and 10% stockholders are required by the SEC regulations to furnish the Company with all
Section 16(a) forms they file. Based solely upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 1999 fiscal year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no other reports were required to be filed by them for the 1999 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners except as set forth below.

     - Lewis B. Kilbourne (1) did not properly report the acquisition and disposition of common stock upon the exercise of options on a Form 4 for May 1999; (2) did not timely file a Form 5 in 1999; and (3) filed a Form 3 required for December 1997 in April 2000.

     - Robert N. Baker (1) did not properly report a gift of 2,000 shares on a Form 4 in December 1999; and (2) did not timely file a Form 5 in 1999.

     - Robert I. Noe (1) did not timely file a Form 3; and (2) incorrectly reported an option grant on a Form 3 rather than a Form 4.

     - J. Andrew Kerner (1) did not timely file a Form 3; and (2) incorrectly reported an option grant on a Form 3 rather than a Form 4.

     - David M. Lloyd (1) did not timely file a Form 3; and (2) incorrectly reported an option grant on a Form 3 rather than a Form 4.

     - Sue A. Hale did not timely file a Form 3.

     - Warren D. Jones did not timely file a Form 3.

     - Jimmy M. Wright (1) filed a Form 3 required for January 1998 in February 2000; and (2) failed to file a Form 5 in 1999.

     - Robert L. Barcum (1) failed to file a Form 4 for transactions in December 1998; (2) did not properly report gifts of common stock in December 1999 on a Form 4; and (3) did not timely file a Form 5 in 1999.

     - John M. Duck, the former Vice President and Chief Financial Officer of the Company, did not timely file a Form 5 in 1999.

     - Russel L. Reinhardt, a former 10% owner of the Company, did not timely file a Form 5 in 1999.

ANNUAL REPORT

     A copy of the Annual Report of the Company for the 1999 Fiscal Year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-KSB

     The Company filed its Annual Report on Form 10-KSB with the SEC on or about March 21, 2000. Stockholders may obtain a copy of this report, without charge, by writing to J. Andrew Kerner, Senior Vice President of Finance and Chief Financial Officer, at the Company's offices located at 13155 Noel Road, Suite 800, Dallas, Texas 75240.

                                            THE BOARD OF DIRECTORS
                                            OF THE VIALINK COMPANY

Dated:             , 2000

                                                                         ANNEX A

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              THE VIALINK COMPANY

     The viaLink Company, a Delaware corporation (the "Corporation"), does hereby certify that:

          I. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted by the Corporation's board of directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and was approved at the duly called, held and noticed annual meeting of the stockholders of the Corporation by the affirmative vote of the necessary number of shares required by statute to vote in favor of the amendment.

          II. Article IV.A. of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

              "A. Authorized Shares. The aggregate number of shares that the Corporation shall have authority to issue is 160,000,000, (i) 150,000,000 shares of which shall be Common Stock, par value $0.001 per share, and 10,000,000 of which shall be Preferred Stock, par value $0.001 per share."

                                            THE VIALINK COMPANY

                                            By:
                                                ----------------------------

                                            Name:
                                                  --------------------------

                                            Title:
                                                   -------------------------

Dated this      day of                , 2000

                                                                         ANNEX B

                              THE VIALINK COMPANY

                     1999 STOCK OPTION/STOCK ISSUANCE PLAN

                                AMENDMENT NO. 1

     The viaLink Company 1999 Stock Option/Stock Issuance Plan (the "Plan") is hereby amended as follows:

          1. Paragraph V.A. of Article One of the Plan is hereby amended and restated in its entirety, to read as follows:

             "A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. Subject to the increases in Paragraph B below, the maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 20,000,000 shares. Such authorized share reserve consists of (i) 14,433,120 shares previously reserved under the Plan, including shares incorporated from the Predecessor Plans, (ii) 195,696 shares added to the Plan as a result of the January 2000 automatic annual increase plus (iii) an increase of 5,371,184 shares authorized by the Board but subject to stockholder approval at the 2000 Annual Stockholders Meeting."

          2. Paragraph V.B. of Article One is hereby amended and restated in its entirety, to read as follows:

             "B. The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day of each calendar year during the term of the Plan, beginning with calendar year 2001, by an amount equal to five percent (5%) of the shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year, but in no event shall such annual increase exceed Five Hundred Thousand (500,000) shares."

          3. Except as modified by this Plan Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

     IN WITNESS WHEREOF, The viaLink Company has caused this Amendment No. 1 to
be executed on its behalf by its duly-authorized officer as of the      day of
          , 2000.

                                            THE VIALINK COMPANY

                                            By:
                                                ----------------------------

                                            Name:
                                                  --------------------------

                                            Title:
                                                   -------------------------

                               THE VIALINK COMPANY
                                      PROXY

                  Annual Meeting of Stockholders, June 5, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             OF THE VIALINK COMPANY

         The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 5, 2000 and the Proxy Statement and appoints Lewis B. Kilbourne and Richard Klinge, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock or Preferred Stock of The viaLink Company (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Doubletree Hotel, Lincoln Center, 5410 LBJ Freeway, Dallas, Texas 75240, on Monday, June 5, 2000 at 2:00 p.m., Central Daylight Savings Time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

     1.   To elect two directors to serve for a three-year term each ending in the year 2003 or until their respective successors are duly elected and qualified;

                                                                    WITHHOLD
                                                                    AUTHORITY
                                             FOR                    TO VOTE
          Lewis B. Kilbourne
                                             --------------------   -----------------
          Sue A. Hale
                                             --------------------   -----------------

     2.   FOR        AGAINST     ABSTAIN     To approve an amendment to the Company's certificate of incorporation to increase the number of shares of Common Stock authorized for issuance thereunder by an additional
                                             50,000,000 shares to a total of 100,000,000 shares of Common Stock;

     3.   FOR        AGAINST     ABSTAIN     To approve an amendment to the Company's 1999 Stock Option/Stock Issuance Plan (the
                                             "1999 Plan") to increase the number of shares of Common Stock authorized for issuance over the term of the 1999 Plan by an additional 5,371,184 shares to 20,000,000 and to increase the number of shares by which the share reserve under the 1999 Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2001 from one percent (1%) of the shares of Common Stock outstanding on the last day of the immediately preceding calendar year (subject to a maximum annual increase of 200,000 shares) to five percent (5%) of such outstanding shares, subject to a maximum of 500,000 shares.

     4.   FOR        AGAINST     ABSTAIN     To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

     5.                                      In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

         The Board of Directors recommends a vote IN FAVOR OF each of the directors listed above and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL
BE VOTED IN FAVOR OF THE ELECTION OF EACH OF THE DIRECTORS LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSALS.

        Please print the name(s) appearing on each share
        certificate(s) over which you have voting authority:
                                                            -----------------------------------------------------------------------
                                                                                 (Print name(s) on certificate)
        Please sign your name:                                                                          Date:
                               ----------------------------------------------------------------               ---------------------
                                                (Authorized Signature(s))